Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-210731, 333-231257 and 333-239072) of ChemoCentryx, Inc. and the Registration Statement (Form S-8 No. 333-179507) pertaining to the ChemoCentryx, Inc. 2012 Equity Incentive Award Plan, the ChemoCentryx, Inc. Amended and Restated 2002 Equity Incentive Plan, the ChemoCentryx, Inc. Amended and Restated 1997 Stock Option/Stock Issuance Plan, and the ChemoCentryx, Inc. 2012 Employee Stock Purchase Plan of our reports dated March 1, 2021, with respect to the consolidated financial statements of ChemoCentryx, Inc. and the effectiveness of internal control over financial reporting of ChemoCentryx, Inc. included in this Annual Report (Form 10-K) of ChemoCentryx, Inc. for the year ended December 31, 2020.

/s/    ERNST & YOUNG LLP

Redwood City, California

March 1, 2021